Exhibit 99.1

FLUIDIGM ANNOUNCES PRELIMINARY FULL YEAR AND FOURTH QUARTER 2015 REVENUE

SOUTH SAN FRANCISCO, Calif., – January 12, 2016 – Fluidigm Corporation (NASDAQ:FLDM) today announced total revenue for the fourth quarter of 2015 is expected to be in the range of approximately $30 million and $31 million based on preliminary, unaudited financial data. Total revenue for the full year of 2015 is expected to be in the range of approximately $114 and $115 million based on preliminary, unaudited financial data.

•	Fourth quarter 2015 revenue at the midpoint of the range represents a decrease of approximately 9% from $33.5 million in the fourth quarter of 2014 and an increase of approximately 6.5% from $28.6 million in the third quarter of 2015. On a constant currency basis, total revenue for the fourth quarter 2015 decreased approximately 5% year-over-year (see accompanying table for reconciliation of GAAP and non-GAAP measures).

•	Full year 2015 revenue at the midpoint of the range represents a decrease of approximately 2% from $116.5 million in the full year 2014. On a constant currency basis, total revenue for the full year 2015 increased approximately 4% year-over-year.

“We are pleased that our fourth quarter performance reflected continued stabilization of our business after a challenging start to the year. We remain encouraged by trends in the single-cell biology market. Additionally, given the adjustments and hires we’ve discussed over the year, we are exiting 2015 with a stronger and more focused commercial structure. We believe our organizational changes position us for growth in 2016 and beyond,” said Gajus Worthington, Fluidigm President and Chief Executive Officer.

Fluidigm will host a conference call in early February 2016 to discuss financial fourth quarter results and issue 2016 revenue guidance.

Statement Regarding Use of Non-GAAP Financial Information

Fluidigm has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the fourth quarter and full year 2014 and 2015. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding the impact of foreign currency changes. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the accompanying table of this press release.

Use of Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to management’s current estimates of fourth quarter and fiscal 2015 total revenue; management’s current views with respect to stabilization in Fluidigm’s business and revenues; the potential impact of recent modifications in Fluidigm’s commercial organization; opportunities for revenue growth; and Fluidigm’s competitive position within the single-cell biology market. The financial results presented today are preliminary and subject to Fluidigm’s completing its financial statements for the year ended December 31, 2015 and the audit of those financial statements by Fluidigm’s independent registered public accounting firm. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, adjustments arising in connection with the preparation and audit of Fluidigm’s financial statements as of and for the year ended December 31, 2015; risks relating to the future financial performance of Fluidigm’s product lines; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks, including risks relating to maintaining material in-licensed intellectual property rights; competition; Fluidigm’s research and development, sales, marketing, and distribution plans and capabilities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Fluidigm’s business and operating results are contained in Fluidigm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm Corporation disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for growth markets such as single-cell biology and production genomics. We sell to leading academic institutions, clinical laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Our systems are based on proprietary microfluidics and multi-parameter mass cytometry technology, and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs, while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

We use our website (www.fluidigm.com), corporate Twitter account (@Fluidigm), Facebook page (https://www.facebook.com/Fluidigm), and LinkedIn page (https://www.linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Fluidigm, the Fluidigm logo, Biomark, CyTOF, Helios, C1, Polaris, and Callisto are trademarks or registered trademarks of Fluidigm Corporation.

Contact:

Fluidigm Corporation

Ana Petrovic

Director, Investor Relations & Strategy

650.243.6628 (Office)

ana.petrovic@fluidigm.com

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP REVENUE GROWTH

EXCLUDING THE IMPACT OF FOREIGN EXCHANGE

For the Three Months and Full Year Ended December 31, 2015

(Unaudited)

	Three Months ended December 31, 2015	Full Year ended December 31, 2015
GAAP revenue growth	(9)%	(2)%
Impact of foreign exchange	4%	6%

Non-GAAP revenue growth, constant currency	5%	4%